Exhibit 10.2

October 1, 2013

Mr. Eric Kunz

1209 Rollie Michael Lane

Fort Worth, Texas 76179

Re:	Employment Agreement

Dear Eric:

On Time Express, Inc. (the “Company”) is pleased to confirm your conditions of employment with the Company.

1. Position and Commencement Date. As the Company’s Vice-President of Sales you will perform duties consistent with the position as well as such other duties as may be assigned to you from time to time by the Chief Operating Officer of the Company to whom you will directly report, or the CEO of Radiant Logistic, Inc. (the “Parent”). Your position will be in the Dallas, Texas and Tempe, Arizona offices of the Company and your commencement date is October 1, 2013 (the “Start Date”). This Agreement is expressly conditioned upon the closing of the purchase and sale of the stock of On Time Express, Inc. to Radiant Transportation Services, Inc. and Radiant Logistics, Inc. (the “Transaction”) pursuant to that certain Stock Purchase Agreement dated October 1, 2013(the “Stock Purchase Agreement”).

2. Compensation. Your base annual salary will be $180,000 (“Salary”), payable subject to applicable tax withholdings and otherwise in accordance with payroll practices adopted by the Company from time to time. You may receive common stock in Radiant Logistics, Inc. (NYSE MKT: RLGT) under a separate stock ownership arrangement with Bart and Kelly Wilson emanating from your phantom stock ownership with the Company prior to the Transaction, however you acknowledge that the Company will have no obligations to you under such stock ownership arrangement or any other obligation to you regarding stock ownership in any entity, including without limitation options to purchase stock in the Parent. Regardless of any claim you assert against Bart and Kelly Wilson, the Company, the Parent or any affiliate of the Parent, arising out of or in any way related to the Company’s now terminated Phantom Stock Plan dated as of March 15, 2011 (the “Phantom Stock Plan”), you agree that you will remain subject to all of your obligations under this Agreement, including without limitation, your obligations under the proprietary information, non-competition and non-solicitation provisions in Sections 8 and 9 hereof.

3. Term. This Agreement shall remain in force and effect for a term commencing on the Effective Date hereof and expiring on the fourth annual anniversary of the Effective Date (the “Initial Term”) unless terminated before expiration of the Initial Term under Section 12 hereof. This Agreement will extend beyond the Initial Term on a month-to-basis until it is terminated under Section 12 hereof . The Initial Term and any extension thereof shall be referred to collectively herein as the “Term.”

4. Benefits. As an employee of the Company, you will also be eligible to participate in such life insurance, hospitalization, major medical and other health benefits generally offered by the Company to its employees in your general job classification level. This presently includes participation in the Company’s medical and dental insurance plans, however, these benefit programs are subject to termination or modification from time-to-time. You will also be eligible for a $500.00 per month car allowance benefit and to participate in the Company’s 401K plan, subject to its terms.

5. Vacations and Holidays. You will be entitled to receive 3 weeks of paid vacation in each calendar year. Such vacation to be taken in accordance with company policies and at times that do not unreasonably interfere with the performance of your duties as assigned.

6. Expenses. You will be reimbursed for all reasonable expenses incurred by you in furtherance of your position with the Company, including travel and entertainment expenses in accordance with the Parent’s Travel and Entertainment Policy.

7. Full-Time Position. You agree that your employment hereunder will be full time, to the exclusion of any other employment that would impede your full-time duties hereunder. You will conscientiously and diligently perform all required acts and duties to the best of your ability, and in a manner satisfactory to the Company. You will faithfully discharge all responsibilities and duties entrusted to you.

8. Proprietary Information

(a) Confidential and Proprietary Information. You acknowledge that you are in a relationship of confidence and trust with the Company and will come into possession of proprietary information that has been created, discovered, developed, acquired or otherwise become known to the Company, Parent or their respective affiliates (including, without limitation, information that is created, discovered, developed, acquired or made known by you in the course of your employment and information belonging to third parties) which could constitute a major asset of the Company, Parent or their respective affiliates, and be of significant commercial value, the use, misappropriation or disclosure of which would cause a breach of trust and could cause irreparable injury to the Company, Parent or their respective affiliates (all of the aforementioned information is hereinafter collectively referred to as “Proprietary Information”). By way of illustration, Proprietary Information includes, but is not limited to, trade secrets, processes, formulas, data and know-how, marketing plans, strategies, forecasts, customer lists, business plans, financial information, and information collected from the customers of the Company, Parent or their respective affiliates. You acknowledge that Proprietary Information is in part set forth in the manuals, memoranda, specifications, accounting and sales records, and other documents and records of the Company, Parent or their respective affiliates, whether or not otherwise identified as “Proprietary.” Proprietary Information shall exclude information that has become part of the public domain, except (i) when and to the extent that such public information, when applied to or combined with other information, is non-public and proprietary to the Company, Parent or their respective affiliates, or (ii) where such information became public through unauthorized disclosure by you or another party under an obligation of confidentiality to the Company, Parent or their respective affiliates. Proprietary Information shall also exclude information that becomes available to you on a non-confidential basis from a non-Company third party which has not been disclosed in breach of any confidentiality agreement with the Company.

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(b) Non-Disclosure. You acknowledge that all Proprietary Information shall be the sole property of the Company, Parent, their respective affiliates and their successors and assigns. You further acknowledge that it is essential for the proper protection of the business of the Company and Parent that such Proprietary Information be kept confidential and not disclosed to third parties or used for your benefit. Accordingly, you agree that during your employment with the Company and for so long as the information remains Proprietary Information, to keep in confidence and trust all Proprietary Information, and not to use, disclose, disseminate, publish, copy, or otherwise make available, directly or indirectly, except in the ordinary course of the performance of your duties under this Agreement, any Proprietary Information except as expressly authorized in writing by the Company or Parent; provided however, that you shall be relieved of your obligation of nondisclosure hereunder if Proprietary Information is required to be disclosed by any applicable judgment, order or decree of any court or governmental body or agency having jurisdiction or by any law, rule or regulation, provided that in connection with any such disclosure, you shall give the Company and Parent reasonable prior written notice of the disclosure of such information pursuant to this exception and shall cooperate with the Company and Parent to permit the Company or Parent to seek confidential treatment for such information from any authority requiring delivery of such information.

(c) Return of Proprietary Information. You agree that when you cease to be employed by the Company, whether such cessation of employment shall be for any reason or for no reason, with or without cause, voluntary or involuntary, or by termination, resignation, disability, retirement or otherwise, you shall deliver to the Company all documents and data of any nature owned by the Company pertaining to the Proprietary Information.

(d) Works made for Hire. You further recognize and understand that your duties at the Company may include the preparation of materials, including without limitation written or graphic materials, and that any such materials conceived or written by you shall be done as “work made for hire” as defined and used in the Copyright Act of 1976, 17 U.S.C. §§ 1 et seq. In the event of publication of such materials, you understand that since the work is a “work made for hire”, the Company will solely retain and own all rights in said materials, including rights of copyright.

(e) Disclosure of Works and Inventions. In consideration of the promises set forth herein, you shall disclose promptly to the Chief Operating Officer of the Company or the CEO of the Parent, any and all works, inventions, discoveries and improvements authored, conceived or made by you during any period of employment with the Company prior to or after your Start Date and related to the business or activities of the Company (the “Innovations”), and you hereby assign and agree to assign all of your interest in Innovations to the Company, the Parent or the CEO of the Parent. You agree that, whenever you are requested to do so by the Company, you shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters Patent or Copyrights of the United States or any foreign country or to otherwise protect the Company’s interest therein. You hereby appoint an authorized officer of the Company as your attorney in fact to execute documents on your behalf for this purpose. Such obligations shall continue beyond the termination or nonrenewal of your employment with respect to any works, inventions,

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discoveries and/or improvements that are authored, conceived of, or made by you during the period of your employment, and shall be binding upon your successors, assigns, executors, heirs, administrators or other legal representatives. You represent that there are no Innovations as of the date hereof which belong to you and which are not assigned to the Company hereunder.

9. Non-competition / Non-solicitation Covenants.

(a) Noncompetition. In consideration of the compensation you received and will receive under this Agreement and in connection with the compensation you received and will receive under the Company’s now terminated Phantom Stock Plan, you covenant and agree with Company that during the period commencing on the Closing Date and terminating on the later of: (i) the fourth (4th) year anniversary of this Agreement; and (ii) one (1) year after the latest date of your employment with the Company or the Parent or any affiliate of the Company or the Parent (the “Non-compete Term”), you will not, without the prior written consent of the Parent, which may be withheld or given in its sole discretion, directly or indirectly, or individually or collectively, within the United States of America, engage in any activity or act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholder (other than as the record or beneficial owner of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise for the purpose of establishing, operating, assisting or managing any business or entity that is engaged in activities that are competitive with the “business of the Company” and located within two hundred and fifty (250) miles of any operating location of the Company, the Parent or any affiliate of the Company or the Parent. For the purposes hereof, the “business of the Company” shall be determined to be the business the Company, the Parent or any affiliates of the Company or the Parent, is engaged in on the earlier of (i) the end of the Non-compete Term; or (ii) the date that you are no longer employed by the Company or the Parent or any affiliate of the Company or the Parent. If your employment with the Company is terminated during the Initial Term without Cause under Section 12(a)(2), you will be paid one year’s Salary (on regular company pay dates) during the Non-compete Term (“Salary Continuance”) even though the Non-compete Term extends longer than one year, provided you comply with the terms of this Section 9(a).

(b) Nonsolicitation. In consideration of the compensation you received and will receive under this Agreement and in connection with the compensation you received and will receive under the Company’s now terminated Phantom Stock Plan, you covenant and agree with Company that during the period commencing on the Closing Date and terminating on the later of: (i) the fourth (4th) year anniversary of this Agreement; and (ii) five (5) years after the (x) latest date of your employment with the Company or the Parent or any affiliate of the Company or the Parent, or the last pay date of Salary Continuance defined above (the “Non-solicitation Term”), you will not, without the prior written consent of Parent, which may be withheld or given in the Parent’s sole discretion, act in any manner, including but not limited to, as an individual, owner, sole proprietor, founder, associate, promoter, partner, joint venturer, shareholders (other than as the record or beneficial owners of less than five percent (5%) of the outstanding shares of a publicly traded corporation), officer, director, trustee, manager, employer, employee, licensor, licensee, principal, agent, salesman, broker, representative, consultant, advisor, investor or otherwise, directly or indirectly, to: (i) solicit, counsel or attempt to induce any person who is then in the employ of the Company or the Parent or any affiliate of

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the Company or the Parent, or who is then providing services as a consultant or agent of the Company or the Parent or any affiliate of the Company or the Parent, to leave the employ of or cease providing services, as applicable, to the Company or the Parent or any affiliate of the Company or the Parent, or employ or attempt to employ any such person or persons who at any time during the preceding three (3) years was in the employ of, or provided services to, the Company or the Parent or any affiliate of the Company or the Parent; or (ii) solicit, bid for or perform for any of the then current customers of the Company or the Parent or any affiliate of the Company or the Parent (defined as a customer who has done business with the Company or the Parent or any Affiliate of the Company or the Parent at any time within three (3) years prior to the day before your last day of employment with the Company (the “Look Back Period”) any services of the type the Company or the Parent or any Affiliate of the Company or the Parent performed for such customer at any time during the Look Back Period. Your obligations under this Section 9(b) shall remain in full force and effect during the Non-solicitation Term regardless of (x) the Event of Termination set forth in Section 12(a), and (y) whether you allege or claim that the Company or the Parent has breached this Agreement.

(i) Blue Pencil Rule. You and the Company desire that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. The parties agree that you are a key executive of the Company. If a court of competent jurisdiction, however, determines that any restrictions imposed on you in this Agreement are unreasonable or unenforceable because of duration, geographic area or otherwise, you and Company agree and intend that the court shall enforce this Agreement to the maximum extent the court deems reasonable and that the court shall have the right to strike or change any provisions of this Agreement and substitute therefore different provisions to effect the intent of this Agreement to the maximum extent possible.

(ii) Tolling Period. The non-competition, non-disclosure and non-solicitation obligations contained in this Agreement shall be extended by the length of time during which you shall have been in breach of any of the provisions of Sections 8 and/or 9, regardless of whether the Company knew or should have known of such breach.

10. Injunctive Relief. You acknowledge that irreparable injury or damage shall result to the Company in the event of a breach or threatened breach by you of Sections 8 and/or 9 of this Agreement and that the Company and the Parent shall be entitled to an injunction restraining you from engaging in any activity constituting such breach or threatened breach without posting a bond therefor. Nothing contained herein shall be construed as prohibiting the Company or the Parent from pursuing any other remedies available to the Company or the Parent at law or in equity for breach or threatened breach of Sections 8 and/or 9 of this Agreement, including but not limited to, the recovery of damages from you and, the termination of your employment with the Company for cause in accordance with the terms and provisions of this Agreement.

11. Company Violation Not a Defense. In an action by the Company or Parent to enforce any provision of this Agreement, any claim you assert against the Company or Parent that is in any way related to the Phantom Stock Plan shall not constitute a defense to the Company’s or Parent’s action.

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12. Termination of Employment Agreement and Severance Benefits.

(a) Events of Termination.

(1) Death or Disability. If you die or become permanently disabled during the term of this Agreement, your employment hereunder shall automatically terminate. In such case, the Company shall pay you or your estate, personal representative or beneficiary, as the case may be: (i) any Salary earned but unpaid at the date of termination; (ii) any unpaid accrued benefits of you through the date of termination; and (iii) any unreimbursed expenses for which you shall not have been reimbursed. For the purpose of this Agreement, “permanent disability” or “permanently disabled” shall mean the inability of you, due to physical or mental illness or disease, to perform the functions then performed by you for ninety (90) substantially consecutive days, accompanied by the likelihood, in the opinion of a physician chosen by the Company that you will be unable to perform such functions within the reasonably foreseeable future; provided however, that the foregoing definition shall not include a disability for which the Company is required to provide reasonable accommodation pursuant to the Americans with Disabilities Act or other similar statute or regulation.

(2) By the Company Without Cause. The Company may terminate this Agreement without “Cause” at any time, subject to payment of your Salary under Section 9(a).

(i) By the Company for Cause. This Agreement may be terminated by the Company for “Cause” at any time.

(1) For the purposes hereunder, the term “Cause” shall mean any of the following: (a) your: (1) intentional falsification of the books and records of the Company , (2) theft of funds or property of the Company, (3) attempt to obtain any personal profit from any transaction in which you has an interest that is adverse to the Company without the company’s prior written consent, or (4) breach of the duty of loyalty and fidelity to the Company; (b) any act or omission by you that causes the Company to be in violation of: (x) any federal, state or local law applicable to the Company, (y) any governmental regulations, applicable to the Company, or (z) any agreements or legal obligations of the Company; which in either event or events, subjects the Company either to sanctions by a federal, state or local governmental authority or to civil liability to its employees or to third parties; (c) your breach of any material provision of this Agreement that, if subject to cure, is not cured within fifteen (15) days after receiving written notice thereof; (d) the habitual neglect or refusal to perform the duties assigned to you pursuant to this Agreement that, if subject to cure, is not cured within fifteen (15) days after receiving written notice thereof; (f) conviction of, or plea of nolo contendere to, a felony; or (g) your gross or willful misconduct with respect to the Company that, if subject to cure, is not cured within fifteen (15) days after receiving written notice thereof; or (h) in the event the “Company Business” fails to generate “Adjusted EBITDA” at least equal to 50% of the “Base Targeted Amount” for any Earn-Out Period commencing with the 2014 Earn-Out Period (as such terms are defined in the Stock Purchase Agreement) as determined on the applicable Earn-Out Payment Date. Upon Termination of Employment hereunder for Cause as specified in subsection (i)(a) – (i)(g) above, the Company shall have no further obligation or liability to you under this Agreement other than the payment of (i) Base Salary earned but unpaid at the date of Termination of Employment, and (ii) reimbursement for any expenses for which you shall not have been reimbursed as provided in Article 2. The Company shall pay such amounts to you not later than 30 days after the date of Termination of Employment. In the event of termination under this Section, any and all obligations of the Company or its parent company or affiliates arising out of the Stock Purchase Agreement, including, without limitation, the obligations to make the Tier-1 Earn-Out Payments and Tier-2 Earn-Out Payment, shall remain in full force and effect.

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(2) For the purposes of this Agreement, the terms “Company Business,” “Adjusted EBITDA,” “Earn-Out Period,” “Earn-Out Periods,” “Earn-Out Payment Date” and “Base Targeted Amount” shall have the meaning ascribed thereto in the Stock Purchase Agreement.

(3) By You For Good Reason. You may terminate your employment by the Company for “Good Reason” at any time upon at least sixty (60) days’ written notice to the Company with a right to cure, setting forth in reasonable detail the nature of such good reason.

(i) For the purposes hereunder, the term “Good Reason” shall mean, the occurrence of any act or omission by the Company that is not consented to in writing by you, which constitutes a material breach of any material term or provision of this Agreement, which breach continues for more than sixty (60) days after written notice of such material breach to Company; provided however, “Good Reason” shall not include any claim or allegation you make that is in any way related to the Phantom Stock Plan.

(ii) In the event of the termination of employment with the Company by you for “Good Reason” as defined above, you shall be entitled to receive from the Company continuation of payment of Salary and continuation of all benefits which you would have been entitled to receive had your employment not terminated, at the same times as such payments would otherwise have been made through the remainder of the Term if, and only if, you signs a valid general release of all claims against the Company, the Parent, and their respective affiliates, subsidiaries, officers, directors, and agents, in a form provided by the Company or the Parent.

(b) Voluntary Termination by You. If you voluntarily resign or terminate your employment for other than Good Reason, the Company shall have no further obligation or liability to you other than the payment of: (i) Salary earned but unpaid at the date of termination; (ii) any unpaid accrued benefits of you; and (iii) reimbursement for any expenses for which you shall not have been reimbursed.

(c) Survival. Notwithstanding termination of this Agreement as provided in this Section 12, the rights and obligations of you and the Company under Sections 8 through 12 shall survive termination.

13. Validity. If any provision, or portion thereof, of this Agreement is deemed by a court of competent jurisdiction to be unenforceable, illegal or in conflict with any federal, state or local law, the validity of the remaining terms and provisions of this Agreement shall continue to exist and remain in full force and effect.

14. No Prior Agreements. In order to induce the Company to offer you this position of employment, you are hereby confirming for us that you are not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding that in any manner would limit or otherwise affect your ability to perform your obligations hereunder. You further represent and warrant that your employment by the Company would not under any circumstances require you to disclose or use any Confidential Information belonging to any third parties, or to engage in any conduct which may potentially interfere with contractual, statutory or common-law rights of third parties.

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15. Entire Agreement. The terms of this Agreement constitute the complete and exclusive agreement among the parties and supersedes all proposals, oral and written, and other communications between the parties relating to the subject matter hereof.

16. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Washington. Any dispute arising between the parties relating in any manner to this Agreement shall be brought in a federal or state court located in Seattle, Washington.

17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute the same instrument. Each party agrees to be bound by its own telecopy or facsimile signature, and agrees that it accepts the telecopy or facsimile signature of the other party hereto.

If you agree to accept the terms of this Agreement, please sign this letter and return it to us no later than October 1, 2013.

ON TIME EXPRESS, INC.

		By:	/s/ Bohn Crain
Bohn Crain, Chief Executive Officer

AGREED TO AND ACCEPTED BY:

By:	/s/ Eric Kunz	Date:
Eric Kunz

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